Exhibit 10.35

HAND DELIVERED

October 13, 2008

Mr. Thomas C. Tekulve

c/o Basin Water, Inc.

9302 Pittsburgh Ave., Suite 210

Rancho Cucamonga, CA 91730

Re:	Confidential Resignation Agreement

Dear Tom:

This Letter Agreement (“Agreement”) sets forth the terms and conditions of your separation from Basin Water, Inc. (“Basin Water”). You and Basin Water shall sometimes collectively be referred to in this Agreement as the “parties.”

In consideration of the mutual covenants and promises made in this Agreement, you and Basin Water agree as follows:

Termination of Employment Status. Your employment with Basin Water shall terminate effective as of October 8, 2008 (“Termination Date”) pursuant to your voluntary resignation without Good Reason, as defined in your Employment Agreement, as defined below, from any and all positions you hold with Basin Water and any of its subsidiaries and relinquish any and all authority in connection with such positions. You agree to execute any additional documentation necessary to effect such resignation(s). You acknowledge and agree that on the Termination Date you received your final paycheck reflecting your earned but unpaid base salary at your current rate and all accrued, unused Paid Time Off through the Termination Date and that you have received any and all other payments due you with respect to your employment at Basin Water, including but not limited to any outstanding business expense reimbursements for which you have provided supporting documentation and the payment of any amounts payable under any of the employee benefit plans of Basin Water (collectively “Payments”). You also understand and agree that you are not and will not be entitled to any compensation (monetary or otherwise) except as provided in this Agreement.

Consideration/Severance. In consideration for your signing and returning this Agreement to Basin Water no later than October 13, 2008 (“Effective Date”), and subject to the terms and conditions below, Basin Water agrees to provide you with: (a) the lump gross sum of One Hundred Thousand Dollars and No Cents ($100,000.00), less all required withholdings and deductions, within five (5) business days of the Effective Date; (b) for the period beginning on the Termination Date and ending on the date which is six (6) full months following the Termination Date (or, if earlier, the date on which you accept employment with another employer that provides comparable benefits in terms of cost and scope of coverage), Basin Water shall pay for and provide you and your dependents with healthcare benefits which are substantially the same as the benefits provided to you immediately prior to the Termination Date, including, if necessary, paying the cost associated with continuation coverage pursuant to

9302 Pittsburgh Ave., Suite 210, Rancho Cucamonga, CA 91730 Tel. (909) 481-6800 Fax (909) 481-6801 www.basinwater.com the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); (c) automatic acceleration of the vesting of one hundred percent (100%) of your outstanding Stock Awards, as that term is defined in your Employment Agreement, a copy of which is attached to this Agreement as Exhibit “A” and incorporated herein by reference, and the unexecuted Amended and Restated Employment Agreement, a copy of which is attached to this Agreement as Exhibit “B” and incorporated herein by reference (collectively “Employment Agreement”), which shall be automatically exercisable from the Effective Date through July 1, 2011; and (d) executive-level outplacement services at the Company’s expense, not to exceed $15,000. Your rights to your outstanding Stock Awards shall otherwise be in accordance with the terms of Basin Water’s equity plan(s) and stock award agreements pursuant to which your outstanding Stock Awards were granted. You understand and agree that you shall not be entitled to any additional grants of Stock Awards. It is expressly agreed and understood that you have not relied on any advice from any of the Released Parties (as defined below) regarding the taxability of the payments made hereunder.

Release. In consideration of this Agreement and the severance described above, which you acknowledge and agree is consideration beyond that which you were already entitled to receive before entering into this Agreement, you hereby unconditionally and irrevocably release Basin Water and its parent companies, subsidiaries, and affiliates and all of their respective past and present officers, directors, shareholders, employees, agents, administrators, insurance companies and carriers, antecedents, attorneys, representatives, successors and assigns (collectively “Released Parties”) from any and all manner of actions, causes, causes of action, suits, liabilities, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, bonds, bills, specialties, covenants, controversies, agreements, promises, damages, judgments, executions, liens, claims and demands of whatever nature or description, in law or in equity, whether now known or unknown, suspected or unsuspected, and occurring prior to the execution of this Agreement and arising from or during your employment or resulting from the termination of your employment, which you now have, own or hold, or at anytime heretofore owned, or held, or could or shall or may hereafter own or hold against the Released Parties, upon or by reason of any matter, cause or thing, all such things constituting the “Released Matters,” which are hereby merged into this Agreement and are hereby released in favor of the Released Parties to the fullest extent permitted by law. This means that you cannot and will not file any claim, charge or lawsuit for the purpose of obtaining any monetary award above and beyond the amounts provided for in this Agreement, reinstatement of your employment or for any equitable relief. If you have previously filed any such claim, you agree to take all reasonable steps to cause it to be withdrawn without further delay.

You acknowledge that the Released Matters include, but are not limited to all claims related to or arising out of your Employment Agreement, and all claims arising under federal, state or local laws prohibiting employment discrimination and all claims growing out of any legal restrictions on Basin Water’s right to terminate its respective employees including any breach of contract claims. The Released Matters also specifically encompass all claims of employment discrimination based on race, color, religion, sex and national origin, as provided under Title VII of the Civil Rights Act of 1964, as amended, all claims under the Employee Retirement Income Security Act (ERISA) and all claims of employment discrimination under the Americans with Disabilities Act (ADA) as well as claims under any other applicable state or local laws and regulations concerning my employment, except to the extent prohibited by law. It is understood and agreed that this release does not waive or release any rights or claims that you may have for any breach of this Agreement.

You understand that there is a risk that subsequent to the execution of this Agreement, you may incur or suffer loss, damage or injuries which are in some way caused by or related to the Released Matters, but which are unknown or unanticipated at the time of the execution of this Agreement. Further, there is a risk that the loss or damage presently known may be or become greater than you now expect or anticipate. You assume this risk and the terms of this Agreement shall apply to all unknown or unanticipated results, as well as those known and anticipated, and you waive all rights related to the Released Matters against the Released Parties pursuant to California Civil Code, Section 1542, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You fully understand that, if any fact with respect to any Released Matters covered by this Agreement is found hereafter to be other than or different from the facts now believed by you to be true, you expressly accept and assume that this Agreement shall be and remain effective, notwithstanding such difference in the facts.

You acknowledge that you have not heretofore assigned or transferred to or purported to assign or transfer to any person not a party hereto any Released Matters or any part or portion thereof, and agree to indemnify and hold harmless the Released Parties from and against any claim, demand, controversy, damage, debt, liability, account, reckoning, obligation, cost, expense, lien, action, or cause of action (including the payment of attorneys’ fees and costs actually incurred whether or not litigation commenced) based on, in connection with, or arising out of any assignment or transfer or claimed assignment or transfer thereof.

Notwithstanding the foregoing, this Agreement shall not affect any of your rights or obligations under the: (a) Amended and Restated Indemnification Agreement made as of January 10, 2008, executed by you and Basin Water (“Indemnification Agreement”), a copy of which is attached hereto as Exhibit “C”; (b) your right to statutory indemnification pursuant to California Labor Code § 2802; (c) the Consolidated Omnibus Budget Reconciliation Act; (d) Basin Water’s 401k Savings Plan; or (e) the terms of this Agreement.

You intend this Agreement to be binding upon yourself, your estate, heirs and assignees. You understand and agree that if you breach this Agreement or if you file any claim or lawsuit against the Released Parties seeking any relief which has been released herein, the release contained herein shall operate as a complete defense to such claims and all payments and benefits provided herein shall cease, and you or my estate shall be required to reimburse the Released Parties for all payments and benefits you received under this Agreement prior to such time plus any damages and attorneys’ fees and costs incurred by the Released Parties.

Continuing Obligations to Basin Water. You hereby expressly reaffirm your obligations under Section 6 of the Employment Agreement and Section 5 of the Amended and Restated Employment Agreement and you expressly agree that such obligations survive the Termination Date.

Cooperation Regarding Basin Water and Current or Future Litigation or Investigation. You agree to provide Basin Water with any business information relating to your employment duties with Basin Water upon its request and to make yourself reasonably available to, and cooperate with, Basin Water and its representatives (attorneys, financial advisors, accountants, etc.) on an as needed basis with respect to any matter for which you had responsibility, about which you have knowledge, and/or in which you were engaged on behalf of Basin Water during your employment with Basin Water.

You further agree to reasonably cooperate with Basin Water in any internal investigation or administrative, regulatory, judicial proceeding or arbitration and to take any requested action or avoid any action as reasonably necessary to preserve Basin Water’s attorney-client and attorney work product privileges. You understand and agree that your cooperation may include, but not be limited to, making yourself available to Basin Water upon reasonable notice for interviews, and factual investigations, appearing at Basin Water’s request to provide testimony without the necessity of receiving a subpoena, volunteering to Basin Water pertinent information, turning over to Basin Water all relevant documents which may come into your possession, keeping Basin Water informed of the status of any litigation you are involved in regarding or relating to Basin Water in any way (subject to your attorney/client privilege and your counsel’s consent), and not make any representations on behalf of Basin Water in connection with any litigation without Basin Water’s prior approval.

Basin Water agrees to reimburse you for your reasonable expenses incurred in connection with such cooperation within thirty (30) day after receipt of an invoice from you setting forth in reasonable detail such expenses. Your time will be reimbursed at $100.00 per hour and any out of pocket expenses such as air travel, hotel, and meals shall be reimbursed consistent with Basin Water’s customary expense reimbursement practices. Notwithstanding the foregoing, Basin Water shall have no obligation to pay you for time spent by you in any pending or future litigation, arbitration or administrative hearing where you are a co-defendant or party to such proceeding. This paragraph shall not limit in any way the rights and obligations of Basin Water and you under the Indemnification Agreement.

Return of Basin Water Property. You agree that you have returned any and all Basin Water property and equipment in your possession or under your control, including but not limited to credit cards, keys, building access cards, cell phone, laptop/desktop computers and any other electronic equipment/devices, manuals, lists, books, records, files and financial information and data. You also agree to provide Basin Water access to all of your home computers to retrieve any Basin Water data, files, and documents.

Legal Representation. Prior to execution of this Agreement, you acknowledge that you have had the opportunity to receive the advice of independent legal counsel of the legal nature and effect of this Agreement, and you have fully exercised the opportunity to the extent desired and you understand the terms and provisions of this Agreement and the nature and effect. You also acknowledge that you have apprised yourself of sufficient relevant information in order that you might intelligently exercise your own judgment. You understand that (1) the consideration provided for in this Agreement is in addition to that which you are already entitled; (2) you have been advised of the right to consult with legal counsel of your choice prior to signing this Agreement and in fact you have consulted with legal counsel or voluntarily chosen not to do so; and (3) you have been advised that you have until October 13, 2008 to consider this Agreement and if you decide to sign this Agreement you shall deliver it to Basin Water within said time period.

No Admission of Liability. You and Basin Water agree that this Agreement and the terms, conditions and recitals contained herein are not to be construed as an admission of liability on the part of any party hereto, by whom liability is expressly denied.

Publication Disclosure The parties expressly recognize that Basin Water may be required to file this Agreement with the Securities and Exchange Commission in accordance with the rules and regulations of the Securities and Exchange Act of 1934.

No Future Employment. You agree not to apply for a position as an employee or consultant with Basin Water or with any subsidiary of or successor entity to Basin Water; provided, however, that this prohibition does not apply in a circumstance in which Basin Water acquires or merges with an entity with which you are already employed.

Non Disparagement. You agree not to make any disparaging or defamatory statements, or publish, circulate or disseminate any printed or electronic media containing disparaging or defamatory statements, regarding Basin Water or the other Basin Water Released Parties. Basin Water agrees not to make any disparaging or defamatory statements, or publish, circulate or disseminate any printed or electronic media containing disparaging or defamatory statements, regarding you.

Representations. You acknowledge and agree that while employed by Basin Water, all of your business and professional time and services was devoted to the business and interests of Basin Water and you did not engage in or have any interest in, directly or indirectly, any firm, corporation, business, or other business activity (whether as an employee, security holder, proprietor, officer, director, shareholder, agent, trustee, consultant, partner, creditor or otherwise except for a passive investment in a publicly traded company), whether or not pursued for pecuniary advantage, that may/might create a conflict of interest (i.e., conflict with your responsibilities at and to Basin Water), or impair your independence or that of Basin Water. You further represent and warrant to Basin Water that you have complied with all terms and conditions of the Employment Agreement and you are not in breach nor in violation of any terms of the Employment Agreement.

Beneficiaries. Except with respect to those persons and entities collectively referred to as the Released Parties along with Basin Water, this Agreement does not create, and shall not create any rights enforceable by any person not a party to this Agreement.

Assignment. The rights of Basin Water under this Agreement may be assigned by Basin Water, in its sole and unfettered discretion, to any person, firm, corporation or other business entity, which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of Basin Water.

No Strict Construction. The parties have cooperated in the drafting and preparation of this Agreement. This Agreement shall be deemed prepared by all parties hereto and no contrary presumption, interpretation or construction shall arise in the event of any ambiguity or uncertainty thereof. If any construction is to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. It shall be construed simply and fairly and not strictly for or against any party.

Entire Agreement. Except for the Indemnification Agreement and the sections of the Employment Agreements referenced herein, this Agreement sets forth the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes any and all prior understandings, representations, warranties and agreements between the parties, whether oral or written, pertaining to the Released Matters and the subject matter of this Agreement, including but not limited any prior severance agreements or release agreements referenced in the Employment Agreement. The parties acknowledge that none of the parties, their agents or their attorneys have made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the Agreement and the subject matter of the Agreement, to induce the Parties to execute this Agreement, and acknowledge that the Parties have not executed this Agreement in reliance on any such promise, representation or warranty not contained herein.

Modification/Amendment. No provision of this Agreement may be altered, modified or amended except by a subsequent writing signed by all parties hereto. The parties hereto agree that they will make no claim at any time that this Agreement has been orally altered or modified or otherwise changed by oral communications of any kind or character.

Waiver. The parties may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver. Any waiver granted by either party shall be without prejudice to any other rights such party may have, will be subject to continuing review by the waiving party and may be revoked, in such party’s sole discretion, at any time and for any reason, effective upon delivery to such party of ten (10) days’ prior written notice. The parties shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, the right to demand exact compliance with every term, condition and covenant herein or to declare any breach thereof to be a default and to terminate this Agreement prior to the expiration of its term) by virtue of any custom or practice of the parties at variance with the terms hereof; or any failure, refusal or neglect of the parties to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations hereunder.

Severability. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

Headings. Paragraph titles or captions contained herein are used as a matter of convenience and for reference only, and in no way define, limit, extend or describe the scope of the Agreement, or any provision thereof.

Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.

Arbitration. Any and all disputes, claims or controversies (“Claims”) shall be resolved by arbitration conducted in accordance with the laws of California, arising out of or relating to this Agreement, the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate.

Except as otherwise provided herein, the arbitration shall be commenced and conducted in accordance with the Rules of Practice and Procedures of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), as they relate to employment law, in effect at the time (“JAMS Rules”). Any arbitration shall be held in San Bernardino County, California. The exact time and location of the arbitration proceeding will be determined by the arbitrator. The Parties shall jointly select one arbitrator from the San Bernardino County JAMS panel of arbitrators. The arbitrator shall be either a retired judge, or an attorney who is experienced in the area of dispute.

Any demand for arbitration shall be in writing and must be made within a reasonable time after the Claim in question has arisen. In no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based upon such Claim, would be barred by the applicable statute of limitations.

The arbitrator shall apply the law of the state of California or federal law, or both, as applicable to the issues asserted and is without jurisdiction to apply any different substantive law or law of remedies. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement.

The arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the arbitrator deems advisable. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the California Rules of Civil Procedure. The arbitrator may issue orders to protect the confidentiality of proprietary information, trade secrets or other sensitive information.

Although conformity to legal rules of evidence shall not be necessary, the arbitrator shall determine the admissibility, relevance, and materiality of the evidence offered and may exclude evidence deemed by the arbitrator to be cumulative or irrelevant, and shall take into account applicable principles of legal privilege, such as those involving the confidentiality of communications between a lawyer and client.

The arbitrator shall render an award and written opinion, which will consist of a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, as to each claim and also contain a concise written statement of the reasons of the award, stating the essential findings and conclusions of law upon which the award is based, no later than thirty (30) days from the date the arbitration hearing concludes or the post-hearing briefs (if requested) are received, whichever is later. Costs and fees of the arbitrator shall be borne by Basin Water. The award of the arbitrator, which may include equitable relief, shall be final and binding upon the parties, except to the extent it is contrary to law, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Either party may bring an action in any court of competent jurisdiction to compel arbitration and to enforce an arbitration award.

Basin Water will be responsible for paying any filing fee and the fees and costs of the Arbitrator; provided, however, if you are the party initiating the arbitration, you will contribute an amount equal to the filing fee to initiate an action in a court of general jurisdiction in San Bernardino County, State of California. Each party shall pay for its own costs and attorneys’ fees, if any. Notwithstanding, the Arbitrator may award reasonable attorneys’ fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the Claim(s).

Notwithstanding the above, either party may file a request with a court of competent jurisdiction for equitable relief, including but not limited to injunctive relief, and seek expedited discovery in support of such equitable relief pending resolution of any Claim through the arbitration procedure set forth herein; however, in such cases, the trial on the merits of the Claims will occur in front of, and will be decided by, the Arbitrator, who will have the same ability to order legal or equitable remedies as could a court of general jurisdiction.

Counterparts. This Agreement may be executed in counterparts by the parties, each of which shall be deemed an original Agreement upon the signature of all parties. A signature transmitted via facsimile shall be valid and effective for all purposes.

Notice. All notices provided by this Agreement shall be in writing and may be given by any of the following methods: (i) mail, (ii) courier service, (iii) facsimile transmission or (iv) by personal delivery, by one party to the other, addressed to such other party at the applicable address set forth below, or to such other address as may be given for such purpose by such other party by notice duly given hereunder. Notice shall be deemed received, effective and properly given: (i) three (3) business days after deposit in the mail; (ii) twenty-four (24) hours after delivery to a courier service for next day delivery; (iii) upon confirmation receipt of facsimile transmittal; or (iv) upon personal delivery to the address of recipient.

In the case of Basin Water to:

Basin Water, Inc.

Attn: Michael M. Stark, President & CEO

and Scott B. Hamilton, General Counsel

9302 Pittsburgh Ave, Suite 210

Rancho Cucamonga, California 91730

Phone: (909) 481-6800

Fax No.: (909) 481-6801

In the case of Thomas C. Tekulve to:

Thomas C. Tekulve

17417 Olive Tree Circle

Yorba Linda, California 92122

Phone: (714) 803-9171

Fax No.: (714) 223-9097

Attorneys’ Fees and Costs. Each party shall bear its own attorneys’ fees and costs arising out of or related to the negotiation and preparation of this Agreement. No further claim shall be made therefore. Notwithstanding the foregoing, if any legal action or other proceeding is brought to enforce this Agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

Performance. The parties agree to do all acts and things and to make, execute and deliver such written instruments, as shall be reasonably required to carry out the terms and provisions of this Agreement and agree that time is of the essence.

Survival. All covenants, agreements, representations and warranties, made herein, shall survive the execution of this Agreement and are otherwise continuing duties, obligations, and responsibilities of the parties hereto.

Please acknowledge your understanding and acceptance of this Agreement by signing this Agreement below and returning it to me no later than October 13, 2008 from the date of this Agreement. An extra copy of this Agreement has been signed by me and is enclosed for your records.

Sincerely,

/s/ W. Christopher Chisholm

Basin Water, Inc.

By:	/s/ W. Christopher Chisholm
Its:	Vice President and Chief Financial Officer

Enclosures

cc:

ACKNOWLEDGED AND AGREED

Dated: October 13, 2008	/s/ Thomas C. Tekulve
Thomas C. Tekulve